Exhibit 10.30

July 28, 2005

Mr. James A. Tracy
44 Gammons Road
Newton, MA 02168

Dear Jim:

The purpose of this letter is to amend the offer letter sent to you on July 18, 1997. The section on termination shall be eliminated and replaced with the following section, as approved by the Board of Directors at their meeting of July 25, 2005.

Termination:                        Your employment may be terminated by the Company for cause. In the event the Company terminates other than for cause, the Company will provide a lump sum severance payment equal to twelve month’s salary upon termination and will maintain all medical, dental and disability benefits for the same twelve month period.

Yours truly,
/s/ Ron Hadani
Ron Hadani
President/CEO
Accepted:
/s/ James A. Tracy	Date: July 29, 2005
James A. Tracy

Vision-Sciences, Inc.

9 Strathmore Road
Natick, MA 01760
Phone: 508-650-9971
Fax: 508-650-9976